As filed with the Securities and Exchange Commission on December 8, 2000
                                                              File No. 333-

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              DIGITAL BRIDGE, INC.
                 ----------------------------------------------
                 (Name of Small Business Issuer in its Charter)

               Nevada                                    86-0409147
   --------------------------------         ------------------------------------
   (State or other jurisdiction of          (I.R.S. Employer Identification no.)
   incorporation  or  organization)

21436 N. 20th Avenue, Suite 4
Phoenix,  Arizona                                            85027
------------------------------------------         --------------------------
(Address  of  principal  executive  offices)               (Zip Code)

Issuer's  telephone  number:  (623)  773-3644


                               DIGITAL BRIDGE, INC.
                            2000 STOCK INCENTIVE PLAN
             ------------------------------------------------------
                            (Full title of the plan)

                              John C Flanders, Jr.
                              DIGITAL BRIDGE, INC.
                          21436 N. 20th Avenue, Suite 4
                             Phoenix, Arizona 85027
                        Telephone Number: (623) 773-3644
          --------------------------------------------------------------
            (Name, address and telephone number of agent for service)

CALCULATION  OF  REGISTRATION  FEE

TITLE OF                   PROPOSED            PROPOSED           MAXIMUM          AMOUNT OF
SECURITIES                  AMOUNT              MAXIMUM          AGGREGATE       REGISTRATION
TO BE                        TO BE             OFFERING           OFFERING          FEE (1)
REGISTERED                REGISTERED             PRICE             PRICE
                           PER SHARE
-------------------   ------------------   ----------------   ---------------    -------------
Common Stock               3,000,000 (2)   $           0.45   $     1,350,000   $          270
 .001 par value

(1) Estimated pursuant to Rule 457(c) and 457(h) solely for the purpose of calculating the Registration Fee, which is based on the closing sale price of the Company's Common Stock on December 6, 2000 as reported on the OTC Bulletin Board.

(2) Represents the maximum number of shares which may be issued under the DIGITAL BRIDGE, INC. 2000 Stock Incentive Plan (the "Plan").

PART  I

                INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

ITEM  1.     PLAN  INFORMATION

     All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"), and the Note to Part I of Form S-8.

ITEM  2.     REGISTRANT  INFORMATION  AND  EMPLOYEE PLAN ANNUAL INFORMATION

     All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428(b)(1) under the Securities Act and the Note to Part I of Form S-8.

PART  II

INFORMATION  REQUIRED  IN  REGISTRATION  STATEMENT

ITEM  3.     INCORPORATION  OF  DOCUMENTS  BY  REFERENCE

     The following documents which have been heretofore filed with the Securities and Exchange Commission (the "Commission") by the Registrant pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated by reference in this Registration Statement:

     1. The Registrant's Form 10-SB filed with the Securities and Exchange Commission (the "Commission").
     2. The Registrant's Form 10-KSB for the fiscal year ended June 30, 2000, as filed with the Commission.
     3. The Registrant's Form 10-KSB/A for the fiscal year ended June 30, 2000, as filed with the Commission.
     4. The Registrant's Form 8-K Current Report filed with the Commission on September 25, 2000.
     5. The Registrant's Form 8-K/A filed with the Commission on November 20, 2000.
     6. The Registrant's Form 10-QSB for the Three Month Period Ended September 30, 2000, as filed with the Commission.

     In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date hereof or prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in a subsequently filed document incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

ITEM  4.  DESCRIPTION  OF  SECURITIES.

     The Registrant has 55,000,000 shares of authorized capital stock, consisting of 50,000,000 shares of common stock, $.001 par value per share ("Common Stock"), and 5,000,000 shares of preferred stock, $.001 par value per share ("Preferred Stock").

     Common  Stock. Each holder of Common Stock is entitled to one vote for each
     -------------
share held of record on all matters to be voted on by the stockholders. The holders of Common Stock vote in one class. There is no cumulative voting with respect to the election of directors. The holders of the Common Stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Registrant, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been for any class of stock that may be granted in the future having preference over Common Stock. Holders of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are fully paid and nonassessable. The approval of holders of a majority of the outstanding shares of Common Stock is required to vary the rights of the Common Stock.

     Preferred  Stock.  The Preferred Stock may be issued in series from time to
     ----------------
time with such designations, rights, preferences and limitations as the board of directors may declare by resolution. The rights, preferences and limitations of separate series of Preferred Stock may differ with respect to such matters as may be determined by the board of directors, including, without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any) and voting rights. The potential exists, therefore, that additional shares of Preferred Stock might be issued which would grant dividend preferences and liquidation preferences to preferred stockholders over common stockholders in addition to those already in existence with respect to the designated Preferred Stock. Unless the nature of a particular transaction and applicable statute require such approval, the board of directors has the authority to issue shares of Preferred Stock without stockholder approval. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control without any further action by stockholders.

ITEM  5.  INTEREST  OF  NAMED  EXPERTS  AND  COUNSEL.

     Not  applicable.

ITEM  6.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

The Nevada Domestic Corporation Laws("NDCL") permit a Nevada corporation to indemnify a director, officer, employee or agent for judgments or settlements, as well as expenses in the context of third-party actions, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation, or in the case of a criminal action, had no reasonable cause to believe his conduct was unlawful.

The NDCL grants express authority to a Nevada corporation to purchase and maintain insurance for director and officer liability. Such insurance may be purchased for any officer, director, employee or agent, regardless of whether that individual is otherwise eligible for indemnification by the corporation.

Article VIII of Registrant's Articles of Incorporation provides that a director or officer of shall not be personally liable to Registrant or its stockholders for damages for breach of fiduciary duty as a director or officer, except for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, and provides that any modification or repeal of Article VIII shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of Registrant for acts or omissions prior to such repeal or modification.

Article IX of Registrant's Articles of Incorporation provides that every person who was or is a party, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is the legal representative, is or was a director or officer of Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith.

Registrant's By-laws contain similar, redundant provisions regarding indemnification in Article VII of the By-laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers or persons controlling Registrant pursuant to the provisions of its Articles of Incorporation or By-laws, Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


ITEM  7.  EXEMPTION  FROM  REGISTRATION  CLAIMED.

     Not  applicable.

ITEM  8.   EXHIBITS.

      5.1     *     Opinion  of  Law  Offices  of  David  E.  Wise

     10.1     *     DIGITAL  BRIDGE,  INC.  2000  Stock  Incentive  Plan

     23.1     *     Consent  of  Hood  &  Strong  LLP

     23.2     *     Consent  of  Law Offices of David E. Wise  (contained in the opinion  filed  as  Exhibit  5.1  hereof)

(* filed herewith)

ITEM  9.   UNDERTAKINGS.

The  Registrant  hereby  undertakes:

(a)(1) to file, during any period in which it offers or sells securities, a post effective amendment to this registration statement to include any prospectus required by Section 10(a) (3) of the Securities Act;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;
(3) to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.



                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on this 8th day of December 2000.

                                DIGITAL  BRIDGE,  INC.



                                By:  /s/  John  C  Flanders,  Jr
                                   ------------------------------------------
                                   Chief Executive Officer and a Director


                                POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints John C Flanders, Jr. as his or her true and lawful attorney in fact and agent with full power of substitution and resubstitution for him or her and in his or her name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the offering hereunder pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney in fact and agent full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he or she might or could do in person, hereby ratifying and confirming all that said attorney in fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


/s/  Aaron  C.  Lang
--------------------------------------------
Aaron  C.  Lang
President  and  a  Director
Date:  December  7,  2000

/s/  John  C.  Flanders,  Jr.
--------------------------------------------
John  C.  Flanders,  Jr.
Chief  Executive  Officer  and  a  Director
Date:  December  7,  2000

/s/  K.  David  Crowell
--------------------------------------------
K.  David  Crowell
Chief  Operating  Officer
Date:  December  7,  2000

/s/  Brian  M.  Pollack
--------------------------------------------
Brian  M.  Pollack
Chief  Technology  Officer
Date:  December  7,  2000

/s/  Seth  R.  Pollack
--------------------------------------------
Seth  R.  Pollack
Executive  Vice  President  --  Corporate  Development
Date:  December  7,  2000

/s/  Curtis  L.  Lovil
--------------------------------------------
Curtis  L.  Lovil
Vice  President  -  Technology
Date:  December  7,  2000

/s/  John  C.  Flanders,  Sr.
--------------------------------------------
John  C.  Flanders,  Sr.
Vice  President  -  Finance
Date:  December  7,  2000


--------------------------------------------
Kenneth  A.  Paganini
A  Director

                                  EXHIBIT INDEX

EXHIBIT  DESCRIPTION
-------  -----------

5.1      Opinion  of  Law  Offices  of  David  E.  Wise

10.1     Digital  Bridge,  Inc.  2000  Stock  Incentive  Plan

23.1     Consent  of  Hood  &  Strong,  LLP

23.2 Consent of Law Offices of David E. Wise (contained in the opinion filed as Exhibit 5.1 hereof)